Westmoreland Coal Company and Subsidiaries
Pro Forma Consolidated Statement of Income
For the 12 months ended December 31, 1993


                                  Historical*    Adjustments   ProForma

Revenues:
   Coal                              461,593       (51,837)    409,756
   Cogeneration                        4,643                     4,643
   Other                               3,662                     3,662
                                     469,898       (51,837)    418,061

Costs and expenses:
   Cost of coal sold                 430,790       (38,450)    392,340
   Cost of sales - Cogeneration        2,552                     2,552
   Cost of sales - Other               2,337                     2,337
   Depreciation, depletion and
     amortization                     21,503         (2,192)     9,311
   Selling and administrative         28,696         (1,205)    27,491
                                      85,878        (41,847)   444,031

Unusual charges                     (79,250)                   (79,250)
Gain on sale                          2,000                      2,000

Income (loss) from operations       (93,230)         (9,990)  (103,220)

Interest expense                      4,936          (2,361)     2,575
Interest income                         783             (16)       767
Other income                          1,972              84      2,056


Loss from operations before income
    taxes (benefit) and minority
    interest                        (95,411)         (7,561)  (102,972)

Income taxes (benefit)                1,487          (3,122)    (1,635)

Minority interest                       748                        748

Net income (loss)                   (97,646)         (4,439)  (102,085)

Less preferred stock dividends        4,888                      4,888


Net loss applicable to common
   shareholders                    (102,534)         (4,439)  (106,973)

Net loss per share applicable to
   common shareholders                 (14.74)         (.64)     (15.38)


* Restated to include Westmoreland Energy, Inc. as part of continuing operations.

The Pro Forma statement removes the impact of Kentucky Criterion Coal Co.'s operations and also removes interest expense associated with the debt owed to the Company's principal creditors. Income and expense related to the sale of the assets of Kentucky Criterion Coal Co. are not shown.